Registration Statement Part A Supplement March 1, 2022

For the following funds with Registration Statements dated August 1, 2021 - February 1, 2022:

Capital Group Central Corporate Bond FundSM Capital Group Central Cash Fund SM

The following is added to the “Investment strategies and risks” section in Part A of the Registration Statement:

The investment adviser may consider environmental, social and governance (“ESG”) factors that, depending on the facts and circumstances, are material to the value of an issuer or instrument. ESG factors may include, but are not limited to, environmental-related events resulting from climate change or society’s response to environmental change, social conditions (e.g., labor relations, investment in human capital, accident prevention, changing customer behavior) or governance issues (e.g., board composition, significant breaches of international agreements, unsound business practices).

Keep this supplement with your prospectus.

Lit. No. MFGEBS-510-0322P CGD/AFD/10039-S88065